As filed with the Securities and Exchange Commission on May 11, 2018

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

Jamba, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-2122262
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3001 Dallas Pkwy, Suite 140

Frisco, Texas 75034

(Address, Including Zip Code, of Principal Executive Offices)

Non-Plan Inducement Stock Option Awards

Non-Plan Inducement Time-Based Restricted Stock Unit Award

Non-Plan Inducement Market-Based Restricted Stock Unit Award

(Full Titles of the Plan)

Marie L. Perry

Chief Financial Officer,

Chief Administrative Officer, Executive Vice President and Secretary

Jamba, Inc.

3001 Dallas Pkwy, Suite 140

Frisco, Texas 75034

(469) 294-9800

(Name, Address and Telephone Number, Including

Area Code, of Agent For Service)

Copies to:

Eric Wang, Esq.

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, CA 94303

(650) 833-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of registration Fee
Common Stock, par value $0.001 per share, issuable under the Non-Plan Inducement Stock Option Awards	72,500 (2)	$9.45 (5)	$685,125.00 (5)	$85.30 (5)
Common Stock, par value $0.001 per share, issuable under the Non-Plan Inducement Time-Based Restricted Stock Unit Award	30,000 (3)	$9.45 (5)	$283,500.00 (5)	$35.30 (5)
Common Stock, par value $0.001 per share, issuable under the Non-Plan Inducement Market-Based Restricted Stock Unit Award	105,000 (4)	$9.45 (5)	$992,250.00 (5)	$123.54 (5)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which increases the number of shares of the Registrant’s outstanding shares of Common Stock.
(2)	Represents shares of the Registrant’s common stock issuable pursuant to Non-Plan Inducement Stock Option Awards. The options were granted as inducement grants outside of the Jamba, Inc. 2013 Equity Incentive Plan (as Amended and Restated May 17, 2016) (the “2013 Plan”) in reliance on NASDAQ Listing Rule 5635(c)(4).
(3)	Represents shares of the Registrant’s common stock issuable upon settlement of a Non-Plan Inducement Time-Based Restricted Stock Unit Award. The restricted stock units were granted as inducement grants outside of the 2013 Plan in reliance on NASDAQ Listing Rule 5635(c)(4).
(4)	Represents shares of the Registrant’s common stock issuable upon settlement of a Non-Plan Inducement Market-Based Restricted Stock Unit Award. The restricted stock units were granted as inducement grants outside of the 2013 Plan in reliance on NASDAQ Listing Rule 5635(c)(4).
(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) of the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low sales prices of Registrant’s Common Stock on May 7, 2018, as reported on the Nasdaq Global Market.

EXPLANATORY NOTE

This Registration Statement registers an aggregate 207,500 shares of common stock, par value $0.001 per share (the “Common Stock”), of Jamba, Inc. The number of shares registered hereby is the sum of: (a) 72,500 shares of Common Stock issuable upon exercise of compensatory nonqualified stock options granted pursuant to Non-Plan Inducement Stock Option Awards and (b) 135,000 shares of Common Stock issuable upon settlement of time-based restricted stock units and market-based restricted stock units granted pursuant to a Non-Plan Inducement Time-Based Restricted Stock Unit Award and a Non-Plan Inducement Market-Based Restricted Stock Unit Award (collectively, the “Awards”). The Awards were granted as inducement awards in reliance on NASDAQ Listing Rule 5635(c)(4).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 2, 2018, as filed with the Commission on May 11, 2018.

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report referred to in (a) above (in each case, except for the information furnished under Item 2.02 in any current report on Form 8-K).

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A under the Exchange Act (File No. 001-32552), as filed with the Commission on June 28, 2005, including amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the Commission.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

As permitted by the Delaware General Corporation Law, the Registrant’s bylaws provide that it is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, and that the Registrant may pay expenses for its directors and officers in advance of the final disposition of any action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant as authorized in the bylaws.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and to provide additional procedural protections. The Registrant also intends to enter into indemnification agreements with any new directors and executive officers in the future. At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, officers, employees, or agents where indemnification by the Registrant will be required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

The indemnification provisions in the Registrant’s certificate of incorporation, the Registrant’s bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant’s officers and directors are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacity.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

(4.1)	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2006).

(4.2)	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2006).

(4.3)	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission filed on May 31, 2013.

(4.4)	Certificate of Elimination of the Series A Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission filed on April 3, 2015.

(4.5)	Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 17, 2010).

(4.6)	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission dated February 14, 2005).

(5)	Opinion of DLA Piper LLP (US) as to the legality of shares being registered.

(23.1)	Consent of Independent Registered Public Accounting Firm - Whitley Penn LLP.

(23.2)	Consent of Independent Registered Public Accounting Firm - KPMG LLP.

(23.3)	Consent of DLA Piper LLP (US) (included in opinion of counsel filed as Exhibit 5).

(24)	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

(99.1)	Form of Jamba, Inc. Inducement Award Notice of Grant of Non-Statutory Stock Option (Non-Plan Award) (incorporated by reference to Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission dated August 5, 2016).

(99.2)	Form of Jamba, Inc. Inducement Award Non-Statutory Stock Option Agreement (Non-Plan Award) incorporated by reference to Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission dated August 5, 2016).

(99.3)	Form of Jamba, Inc. Inducement Award Notice of Grant of Time-Based Restricted Stock Units (Non-Plan Award) incorporated by reference to Exhibit 10.9 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission dated August 5, 2016).

(99.4)	Form of Jamba, Inc. Inducement Award Time-Based Restricted Stock Units Agreement (Non-Plan Award) incorporated by reference to Exhibit 10.10 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission dated August 5, 2016).

(99.5)	Form of Jamba, Inc. Inducement Award Notice of Grant of Market-Based Restricted Stock Units (Non-Plan Award) incorporated by reference to Exhibit 10.11 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission dated August 5, 2016).

(99.6)	Form of Jamba, Inc. Inducement Award Market-Based Restricted Stock Units Agreement (Non-Plan Award) incorporated by reference to Exhibit 10.12 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission dated August 5, 2016).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that: Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Frisco, Texas on May 11, 2018.

Jamba, Inc.

By:	/s/ Marie Perry
Marie Perry
Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Secretary

Each person whose signature appears below constitutes and appoints David A. Pace and Marie Perry, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Jamba, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David A. Pace David A. Pace	Chief Executive Officer, Director (Principal Executive Officer)	May 11, 2018

/s/ Marie Perry Marie Perry	Chief Financial Officer (Principal Financial and Accounting Officer)	May 11, 2018

/s/ Richard L. Federico Richard L. Federico	Director	May 11, 2018

/s/ Andrew R. Heyer Andrew R. Heyer	Director	May 11, 2018

/s/ Michael A. Depatie Michael A. Depatie	Director	May 11, 2018

/s/ Lorna C. Donatone Lorna C. Donatone	Director	May 11, 2018

/s/ James C. Pappas James C. Pappas	Director	May 11, 2018

/s/ Glenn W. Welling Glenn W. Welling	Director	May 11, 2018